CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   SCOOP, INC.

          Pursuant to Section 242 of the Delaware General Corporation Law

          SCOOP, INC., a Delaware corporation (the "Corporation"), hereby certifies as follows:

          FIRST: The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on October 11, 1996 and amended on October 21, 1999.

          SECOND: The Certificate of Incorporation is hereby amended to change the name of the Corporation by striking Article FIRST of the Certificate of Incorporation in its entirety and inserting the following new Article FIRST:

          "FIRST: The name of the corporation (hereinafter the "Corporation") is 24Holdings Inc."

          THIRD: This Amendment to the Certificate of Incorporation was duly adopted by the unanimous written consent of the Board of Directors of the Corporation and by the written consent of the holder of a majority of the stock of the Corporation entitled to vote in accordance with Sections 141(f), 228 and 242 of the Delaware General Corporation Law.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of its Certificate of Incorporation to be executed by its President and Chief Executive Officer this 2nd day of April, 2001.



                                              /s/ Martin Clarke
                                              --------------------------
                                              Martin Clarke,
                                              President and Chief
                                              Executive Officer